                                                              Pruco Life Insurance Company of New Jersey
                                                              213 Washington Street, Newark, NJ 07102-2992
                                                              A Stock Company Subsidiary of
                                                              The Prudential Insurance Company of America

Insured John Doe                                              XX XXX XXX Policy Number
                                                              NOV 1, 2002 Contract Date

Agency R-NK 1

Flexible Premium Variable Universal Life Insurance Policy. Insurance payable only upon death.  Cash values reflect premium payments, investment results, and charges. Non-participating.

We will promptly pay the beneficiary the death benefit described under the Death Benefit provision of this contract if we receive due proof that the Insured died.  We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums, the investment experience of the variable investment options, and the charges made.

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, and the charges made.  There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life Insurance Company of New Jersey representative or contact one of our offices.

Right to Cancel Contract. You may return this contract to us within 10 days after you receive it.  All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you.  It will be canceled and we will return the greater of (1) the premium you have paid, or (2) the contract fund plus any charges we have deducted.

Signed for Pruco Life Insurance Company of New Jersey,
A New Jersey Corporation.

         /s/ Clifford E. Kirsch                                        /s/ Vivian Banta
              Secretary                                                     President

PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company of New Jersey.

(VULPAS2002)NJ

GUIDE TO CONTENTS

Contract Data
Insured?s Information; Rating Class; Basic Contract Information; Type of Death Benefit; Life Insurance on the
Insured; Minimum Initial Premium; Contract Limitations; Other Benefits (if applicable); Adjustments to Premium
Payments; Adjustments to the Contract Fund; Monthly Deductions from the Contract Fund for Other Benefits (if applicable); Schedule of Surrender Charges; Variable Investment Options; Initial Allocation of Invested Premium
Amounts

Tables
Segment Table; Table Of Death Benefit Guarantee Values; Table Of Maximum Monthly Insurance Rates Per $1000 of Net
Amount at Risk; Table Of Attained Age Factors

Definitions

The Contract
Entire Contract; Contract Modifications; Incontestability

Ownership

Death Benefit Provisions
Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit;

Change in Basic Insurance Amount
Surrender Charge on Decreases

Cost of Insurance

Changing The Type Of Death Benefit

Beneficiary

Premium Payment
Payment of Premiums; Invested Premium Amount; Crediting the Initial Premium Payment; Allocations

Contract Fund
Cash Value; Net Cash Value; Net Amount at Risk

Default
Excess Contract Debt Default, Cash Value Default, Notice of Default

Death Benefit Guarantee

Reinstatement

Separate Account
Separate Account; Variable Investment Options; Separate Account Investments

(VULPAS2002)NJ2

Transfers

Surrender

Smoking Reclassification

Withdrawals
Effect on Contract Fund; Effect on Basic Insurance Amount

Loans
Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred Loans; Maximum Preferred Loan Amount;
Effect on Contract Fund

General Provisions
Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Factors Subject To Change;
Non-Participating; Applicable Tax Law; Age 100

Basis of Computation
Mortality Basis and Interest Rate; Minimum Legal Values

Settlement Options
Options Described; Interest Rate

Settlement Options Tables

A copy of the application and any riders or endorsements can be found at the end of the contract.

(VULPAS2002)2A

                                                                                  PROCESSING DATE: XXX XX XXXX

                                                    CONTRACT DATA

Insured's Information

     [JOHN DOE]            [Male],  Issue Age [35]

----------------------------------------------------------------------------------------------------------------------

Rating Class

     (See Segment Table on Page 4)

----------------------------------------------------------------------------------------------------------------------

Basic Contract Information

     Policy Number                  [xx xxx xxx]
     Contract Date                  [November 1, 2002]
     Premium Period                 During the life of the Insured up to attained age 100
     Beneficiary                    [Mary Doe, wife]

     Loan Interest Rate                     5.00%
     Preferred Loan Interest Rate           4.10%

----------------------------------------------------------------------------------------------------------------------

Type of Death Benefit (see Death Benefit Provisions)

     Type [A]

----------------------------------------------------------------------------------------------------------------------

Life Insurance on the Insured

     Basic Insurance Amount                                                     [$250,000.00]

----------------------------------------------------------------------------------------------------------------------

Minimum Initial Premium

     The minimum initial premium due on the Contract Date is [$194.40].

----------------------------------------------------------------------------------------------------------------------

Contract Limitations

     The minimum premium we will accept is $25.00.

                                         CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3 (2002)

                                                                         PROCESSING DATE: XXX XX XXXX
                                                                         POLICY NO. XX XXX XXX

                                               CONTRACT DATA CONTINUED

         The minimum Basic Insurance Amount is $250,000.00.
         The minimum increase in Basic Insurance Amount is $25,000.00.
         The minimum decrease in Basic Insurance Amount is $10,000.00.

         The minimum amount you may withdraw is $100.00.

----------------------------------------------------------------------------------------------------------------------

Adjustments to Premium Payments

     From each premium paid we will:

         subtract a charge of up to 7.5% for any taxes attributable to premiums.  For purposes of this charge, the term "taxes attributable to premiums" shall include: (a) any federal, state or local income tax, (b) any premium, excise, or business tax, and (c) any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

         subtract a charge for sales expenses at a rate of up to 6% of the premiums paid.

     The remainder of the premium is the invested premium amount.

----------------------------------------------------------------------------------------------------------------------

Adjustments to the Contract Fund

     On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus

     a charge for administrative expenses of up to $0.10 per $1,000 of the basic insurance amount effective on the
     Contract Date plus $20.00.

     a charge for the cost of insurance of up to the maximum monthly rate (see Table of Maximum Monthly Insurance
     Rates) multiplied by the net amount at risk divided by $1000. The net amount at risk is equal to the death benefit (see Death Benefit) minus the contract fund.

                                         CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3A (2002)(NJ)

                                                                             PROCESSING DATE: XXX XX XXXX
                                                                             POLICY NO. XX XXX XXX

                                               CONTRACT DATA CONTINUED

     On each day after the contract date, we will adjust the contract fund by:

         adding any invested premium amounts.

         adding any  increase due to investment results of the variable investment options.

         adding guaranteed interest at an effective annual rate of 4% (0.01074598% a day) on that portion of the contract fund that is not in a variable investment option (see Loans).

         subtracting any decrease due to investment results of the variable investment options.

         subtracting a charge against the variable investment options at an effective annual rate of not more than 0.45% (.00123012% a day) for mortality and expense risks we assume.

         subtracting any withdrawals.

         subtracting an administrative charge of up to $25.00 for any withdrawals.

         subtracting an administrative charge of up to $25.00 for any change in basic insurance amount.

         subtracting any surrender charge that may result from a withdrawal, surrender, or reduction in the basic insurance amount.

     And on each monthly date, we will adjust the contract fund by:

         subtracting a monthly charge for administrative expenses for the basic insurance amount effective on the contract date (see Segment Table) of up to [$0.14] per $1000 of the basic insurance amount during the first five contract years and zero thereafter plus $20.00 for all contract years.

         We may reduce or eliminate the monthly charge for administrative expenses shown above. This is not guaranteed and is based upon the amortization of issue and first year sales expenses.

         subtracting a monthly charge for the cost of insurance (see Cost of Insurance).

----------------------------------------------------------------------------------------------------------------------

                                         CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3B (2002)(NJ)

                                                                             PROCESSING DATE: XXX XX XXXX
                                                                             POLICY NO. XX XXX XXX

                                               CONTRACT DATA CONTINUED

Schedule of Surrender Charges

For a full surrender of the segment effective on [(the contract date)XX/XX/XXXX], the charge we will deduct from the contract fund is shown below.

         For a Surrender Occurring                   The Surrender
         During Target Year                                   Charge is:
                 1                                            [$1,944.00]
                 2                                            [$1,749.60]
                 3                                            [$1,555.20]
                 4                                            [$1,360.80]
                 5                                            [$1,166.40]
                 6                                            [$972.00]
                 7                                            [$777.60]
                 8                                            [$583.20]
                 9                                            [$388.80]
                 10                                           [$194.40]
            11 and later                                      [$0.00]

   We may also deduct a surrender charge when you decrease the basic insurance amount or change the type of death benefit, and when you make a withdrawal. (See Change in Basic Insurance Amount, Changing the Type of Death
   Benefit, and Withdrawals.)

----------------------------------------------------------------------------------------------------------------------
                                         CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3C (2002)(NJ)

                                                                             PROCESSING DATE: XXX XX XXXX
                                                                             POLICY NO. XX XXX XXX

                                               CONTRACT DATA CONTINUED

Variable Investment Options

    The Pruco Life of New Jersey Variable Appreciable Account

     Each variable investment option of this account invests in such funds as we may specify from time to time. We show the available variable investment options of the account below.  Unless we say otherwise, the variable investment options invest in funds or fund portfolios with the same names. This account is registered with the
     SEC under the Investment Company Act of 1940.

         [ProFund VP Bull]
         [ProFund VP Small-Cap]
         [ProFund VP OTC]
         [ProFund VP Asia 30]
         [ProFund VP Europe 30]
         [ProFund VP Mid-Cap Value]
         [ProFund VP Mid-Cap Growth]
         [ProFund VP Small-Cap Value]
         [ProFund VP Small-Cap Growth]
         [ProFund VP U.S. Government Plus]
         [ProFund VP Bull Plus]
         [ProFund VP UltraMid-Cap]
         [ProFund VP UltraSmall-Cap]
         [ProFund VP UltraOTC]

         [ProFund VP Bear]
         [ProFund VP Short OTC]
         [ProFund VP Rising Rates Opportunity]

                                            CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3D (2002)(NJ)

                                                                                  PROCESSING DATE: XXX XX XXXX
                                                                                  POLICY NO. XX XXX XXX

                                               CONTRACT DATA CONTINUED

         [ProFund VP Basic Materials]
         [ProFund VP Biotechnology]
         [ProFund VP Consumer Cyclical]
         [ProFund VP Consumer Non-Cyclical]
         [ProFund VP Energy]
         [ProFund VP Financial]
         [ProFund VP Healthcare]
         [ProFund VP Precious Metals]
         [ProFund VP Real Estate]
         [ProFund VP Technology]
         [ProFund VP Telecommunications]
         [ProFund VP Utilities]

         [ProFund VP Money Market]

----------------------------------------------------------------------------------------------------------------------

Initial Allocation of Invested Premium Amounts

   [ProFund VP Bull Plus]                                                       [40%]
   [ProFund VP Biotechnology]                                                   [60%]

----------------------------------------------------------------------------------------------------------------------

                                                 END OF CONTRACT DATA

Page 3E (2002)

                                                                     PROCESSING DATE: XXX XX XXXX
                                                                     POLICY NO. XX XXX XXX

                                                       TABLE(S)

                                                    Segment Table

This table is used to compute the charge for the cost of insurance and the surrender charge on decreases in the basic insurance amount.  See the Cost of Insurance, Changing the Type of Death Benefit, Withdrawals, and Change in
Basic Insurance Amount provisions for details. The information shown below for each segment starts on the effective date of that segment.

                             Segment,                                  Surrender
                             Issue Age, &                           Charge
     Effective Date          Rating Class (RC)                         Threshold
   ------------------------- -------------------------------------- -------------------------------------------------
   ------------------------
                             $250,000.00 Basic Insurance Amount     $250,000.00
   Contract Date             Issue Age 35
                             RC = Nonsmoker

----------------------------------------------------------------------------------------------------------------------
                                           TABLE(S) CONTINUED ON NEXT PAGE

Page 4 (2002)

                                                                     PROCESSING DATE: XXX XX XXXX
                                                                     POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

                                       Table of Death Benefit Guarantee Values

These values are used to determine the death benefit guarantee as described under Death Benefit Guarantee.  The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

The Death Benefit Guarantee period is [the first XX contract years][during the lifetime of the Insured].

                         Contract                                               Death Benefit
                        Anniversary                                            Guarantee Value
                        Contract Date                                                 $0
                           1st                                                  [$1,079.00]
                           2nd                                                  [$2,201.16]
                           3rd                                                  [$3,368.21]
                           4th                                                  [$4,581.94]
                           5th                                                  [$5,844.22]

                           6th                                                  [$14,900.32]
                           7th                                                  [$17,742.73]
                           8th                                                  [$20,698.84]
                           9th                                                  [$23,773.19]
                           10th                                                 [$26,970.52]

                           11th                                                 [$30,295.74]
                           12th                                                 [$33,753.97]
                           13th                                                 [$37,350.53]
                           14th                                                 [$41,090.95]
                           15th                                                 [$44,980.99]

                           16th                                                 [$49,026.63]
                           17th                                                 [$53,234.10]
                           18th                                                 [$57,609.86]
                           19th                                                 [$62,160.65]
                           20th                                                 [$66,893.48]

                           21st                                                 [$71,815.62]
                           22nd                                                 [$76,934.64]
                           23rd                                                 [$82,258.43]
                           24th                                                 [$87,795.17]
                           25th                                                 [$93,553.38]

                           26th                                                 [$99,541.92]
                           27th                                                [$105,770.00]
                           28th                                                [$112,247.20]
                           29th                                                [$118,983.49]
                           30th                                                [$125,989.23]
                                                TABLE(S) CONTINUED ON NEXT PAGE

Page 4A (2002)

                                                                     PROCESSING DATE: XXX XX XXXX
                                                                     POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

                         Contract                                             Death Benefit
                       Anniversary                                           Guarantee Value
----------------------------------------------------------- -----------------------------------------------------
                           31st                                                [$237,087.96]
                           32nd                                                [$250,567.68]
                           33rd                                                [$264,586.59]
                           34th                                                [$279,166.25]
                           35th                                                [$294,329.10]

                           36th                                                [$310,098.46]
                           37th                                                [$326,498.60]
                           38th                                                [$343,554.74]
                           39th                                                [$361,293.13]
                           40th                                                [$379,741.06]

                           41st                                                [$398,926.90]
                           42nd                                                [$418,880.18]
                           43rd                                                [$439,631.59]
                           44th                                                [$461,213.05]
                           45th                                                [$483,657.77]

                           46th                                                [$507,000.28]
                           47th                                                [$531,276.49]
                           48th                                                [$556,523.75]
                           49th                                                [$582,780.90]
                           50th                                                [$610,088.34]

                           51st                                                [$638,488.07]
                           52nd                                                [$668,023.79]
                           53rd                                                [$698,740.94]
                           54th                                                [$730,686.78]
                           55th                                                [$763,910.45]

                           56th                                                [$798,463.07]
                           57th                                                [$834,397.79]
                           58th                                                [$871,769.90]
                           59th                                                [$910,636.90]
                           60th                                                [$951,058.58]

                           61st                                                [$993,097.12]
                           62nd                                               [$1,036,817.20]
                           63rd                                               [$1,082,286.09]
                           64th                                               [$1,129,573.73]
                           65th                                               [$1,178,752.88]
----------------------------------------------------------- -----------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                           TABLE(S) CONTINUED ON NEXT PAGE

Page 4B (2002)

                                                                     PROCESSING DATE: XXX XX XXXX
                                                                     POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

  Assuming no loans or withdrawals, and premium payments of [$93.38] on each monthly date starting on the contract date, the contract will remain in force under the death benefit guarantee (see the Death Benefit Guarantee provision) for the first five contract years.

   On the 5th anniversary, assuming no loans, if your accumulated net payments (premium payments accumulated at 4%
   annual interest less any withdrawals accumulated at 4% annual interest) are equal to the Death Benefit Guarantee
   Value shown for that anniversary, a net premium payment (premium less any  withdrawal) of no more than [$754.68]
   would be needed to bring the accumulated net payments up to the Death Benefit Guarantee Value for the next monthly date.

   Assuming no loans or withdrawals, and premium payments of [$194.40] on each monthly date starting on the contract date, the contract will remain in force under the death benefit guarantee (see the Death Benefit Guarantee provision) for the first 30 contract years.

   On the 30th anniversary, assuming no loans, if your accumulated net payments (premium payments accumulated at 4%
   annual interest less any withdrawals accumulated at 4% annual interest) are equal to the Death Benefit Guarantee
   Value shown for that anniversary, a net premium payment (premium less any withdrawal) of no more than [$9,258.23]
   would be needed to bring the accumulated net payments up to the Death Benefit Guarantee Value for the next monthly date.

   Assuming no loans or withdrawals, and premium payments of [$345.83] on each monthly date starting on the contract date, the contract will remain in force under the death benefit guarantee (see the Death Benefit Guarantee provision) until the contract anniversary when the Insured's attained age is 100.

----------------------------------------------------------------------------------------------------------------------

                                           TABLE(S) CONTINUED ON NEXT PAGE

Page 4C (2002)(NJ)

                                                                        PROCESSING DATE: XXX XX XXXX
                                                                        POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

                      Table of Maximum Monthly Insurance Rates per $1,000 of Net Amount at Risk
                                               Rating Class: NONSMOKER

            Insured's Maximum                                    Insured's Maximum
            Attained Age*  Monthly Rate                 Attained Age*  Monthly Rate
----------------------------------------------------------------------------------------------------------------------
                  35                [0.14417]                          65                [1.85417]
                  36                [0.15167]                          66                [2.05167]
                  37                [0.16167]                          67                [2.26333]
                  38                [0.17250]                          68                [2.49333]
                  39                [0.18417]                          69                [2.74833]
                  40                [0.19833]                          70                [3.03667]
                  41                [0.21333]                          71                [3.36583]
                  42                [0.22917]                          72                [3.74583]
                  43                [0.24667]                          73                [4.17583]
                  44                [0.26583]                          74                [4.64833]
                  45                [0.28750]                          75                [5.15333]
                  46                [0.31083]                          76                [5.68667]
                  47                [0.33583]                          77                [6.24417]
                  48                [0.36333]                          78                [6.82917]
                  49                [0.39333]                          79                [7.46000]
                  50                [0.42750]                          80                [8.15667]
                  51                [0.46667]                          81                [8.93750]
                  52                [0.51167]                          82                [9.81833]
                  53                [0.56333]                          83                [10.79500]
                  54                [0.62083]                          84                [11.84833]
                  55                [0.68500]                          85                [12.95416]
                  56                [0.75500]                          86                [14.09833]
                  57                [0.82917]                          87                [15.26333]
                  58                [0.91167]                          88                [16.44416]
                  59                [1.00417]                          89                [17.65750]
                  60                [1.10750]                          90                [18.92083]
                  61                [1.22250]                          91                [20.26333]
                  62                [1.35500]                          92                [21.73500]
                  63                [1.50500]                          93                [23.47917]
                  64                [1.67167]                          94                [25.81917]
                                           TABLE(S) CONTINUED ON NEXT PAGE

Page 4D (2002)(NJ)

                                                                     PROCESSING DATE: XXX XX XXXX
                                                                     POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

         Insured's Maximum                              Insured's Maximum
            Attained Age*  Monthly Rate                      Attained Age*          Monthly Rate
----------------------------------------------------------------------------------------------------------------------
                  95                [29.32167]                         98                   [62.09583]
                  96                [35.08250]                         99                   [83.33333]
                  97                [45.08333]
----------------------------------------------------------------------------------------------------------------------

       *  For the segment amount(s) effective on the contract date (see Segment Table), the Insured's attained age is the issue age found on page 3 plus the length of time since the contract date.

         For any segment amount(s) effective after the contract date, the Insured's attained age is the issue age of that segment plus the length of time since its effective date.

   We may charge less than the maximum monthly rates.  From time to time, we will consider the need to change the rates we charge.  We describe the factors we use to determine such changes under General Provisions.

   See the Basis of Computation for a description of the basis we use to compute these rates.

----------------------------------------------------------------------------------------------------------------------
                                           TABLE(S) CONTINUED ON NEXT PAGE

Page 4E (2002)(NJ)

                                                                         PROCESSING DATE: XXX XX XXXX
                                                                         POLICY NO. XX XXX XXX

                                                  TABLE(S) CONTINUED

                                            Table of Attained Age Factors

These factors are used to determine your death benefit as described under Death Benefit Provisions.

These factors apply during each contract year.

        Contract Year                    Factors                   Contract Year                 Factors
------------------------------ ----------------------------- --------------------------- ------------------------
              1                           [4.22]                         34                      [1.57]
              2                           [4.08]                         35                      [1.54]
              3                           [3.95]                         36                      [1.50]
              4                           [3.82]                         37                      [1.47]
              5                           [3.69]                         38                      [1.44]

              6                           [3.57]                         39                      [1.41]
              7                           [3.45]                         40                      [1.39]
              8                           [3.34]                         41                      [1.36]
              9                           [3.23]                         42                      [1.34]
             10                           [3.13]                         43                      [1.32]

             11                           [3.03]                         44                      [1.30]
             12                           [2.93]                         45                      [1.28]
             13                           [2.84]                         46                      [1.26]
             14                           [2.75]                         47                      [1.24]
             15                           [2.67]                         48                      [1.23]

             16                           [2.58]                         49                      [1.21]
             17                           [2.50]                         50                      [1.20]
             18                           [2.43]                         51                      [1.18]
             19                           [2.35]                         52                      [1.17]
             20                           [2.28]                         53                      [1.16]

             21                           [2.22]                         54                      [1.15]
             22                           [2.15]                         55                      [1.14]
             23                           [2.09]                         56                      [1.13]
             24                           [2.03]                         57                      [1.12]
             25                           [1.98]                         58                      [1.11]

             26                           [1.92]                         59                      [1.10]
             27                           [1.87]                         60                      [1.09]
             28                           [1.82]                         61                      [1.07]
             29                           [1.77]                         62                      [1.06]
             30                           [1.73]                         63                      [1.05]

             31                           [1.69]                         64                      [1.03]
             32                           [1.65]                         65                      [1.02]
             33                           [1.61]
------------------------------ ----------------------------- --------------------------- ------------------------

------------------------------ ----------------------------- --------------------------- ------------------------
----------------------------------------------------------------------------------------------------------------------
                                                   END OF TABLE(S)

Page 4F (2002)(NJ)

(VULPAS2002)NJ5

DEFINITIONS

We, our, us and Pruco Life of New Jersey. -- Pruco Life Insurance Company of New Jersey.

You and your. -- The owner(s) of the contract.

Insured. -- The person named as the Insured on the first page.  He or she need not be the owner.

SEC. -- The Securities and Exchange Commission.

Issue Date. -- The contract date shown on the first page.

Anniversary or contract anniversary. -- The same day and month as the contract date in each later year.

Contract Year. -- A year that starts on the contract date or on an anniversary.

Monthly Date. -- The contract date and the same day as the contract date in each later month.

Contract Month. -- A month that starts on a monthly date.

Target Year. -- A year beginning on the effective date of a basic insurance amount segment (see Segment Table) and on the same day and month in a later year.

THE CONTRACT

Entire Contract
This policy,  the attached copy of the application  (including any application for  modification or  reinstatement  of this contract), and any additional riders,  endorsements,  and contract data pages added to the policy, form the whole contract.  We assume that all  statements  in an  application  are made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud, they are deemed to be  representations  and not warranties.  We rely on those  statements  when we  issue  or  change  the  contract.  We will  not use any  statement,  unless  made in an application, to try to void the contract, to contest a modification, or to deny a claim.

The  application  for a modification  to this contract that requires you to provide facts necessary to satisfy us that any life covered  under this  contract is  insurable  will be attached to and become a part of this  contract.  We may ask you to return the contract so that we can attach the modification application.

Contract Modifications
Only a Pruco Life officer with the rank or title of vice  president may agree to modify this  contract,  and then only in writing.

Incontestability
Except as otherwise  stated in this  contract  and except for  non-payment  of enough  premium to provide the required charges,  we will not contest this  contract  after it has been in force during the  Insured's  lifetime for two years from  the  contract  date.  The  contract  will be  contestable  for two  years  from the  date of a  modification  or reinstatement for information contained in the applications for modification or reinstatement.

OWNERSHIP

Unless a  different  owner is named in the  application,  the owner of the  contract  is the  Insured.  If a different owner is named, we will show that owner in an endorsement to the contract.  This ownership  arrangement will remain in effect unless you ask us to change it.

You may change the  ownership of the  contract by sending us a request in a form that meets our needs.  We may ask you to send us the  contract to be endorsed.  If we receive your request in a form that meets our needs,  and the contract if we ask for it,  we will  file and  record  the  change,  and it will  take  effect  as of the date you  signed  the request.

While the Insured is living,  the owner alone is entitled to any  contract  benefit and value,  and to the exercise of any right and privilege granted by the contract or by us.

(VULPAS2002)NJ6

DEATH BENEFIT PROVISIONS

We will pay a benefit to the beneficiary at the Insured?s death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the
Insured?s death reduced by any contract debt (described under Loans).

If the contract is in default, and the Insured?s death occurs in the grace period (described under Default), we will pay the death benefit reduced by any contract debt and the lesser of the amount needed to pay charges through the date of death or the amount of any premium needed to restore the Death Benefit Guarantee (See Death Benefit
Guarantee) through the date of death.

If the Insured?s death occurs past the grace period, no death benefit is payable.

Death Benefit
This contract has a Type A or Type B death benefit.  We show the type of death benefit that applies to this contract under
Type of Death Benefit.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of:  (1)the basic insurance amount, and (2)the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1)the basic insurance amount plus the contract fund before deduction of any monthly charges due on that date, and (2)the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

Additional Death Benefits
This contract may provide additional benefits, which may be payable on an Insured?s death.  If it does, they will be listed on a contract data page, and a form describing the benefit will be included in this contract.  Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

Method of Payment
You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

Suicide Exclusion

If the Insured, whether sane or insane, dies by suicide within two years from the Issue Date, this contract will end and we will return the premiums paid, less any contract debt, and less any withdrawals.

The following statement applies only with respect to an increase in the basic insurance amount  resulting from a request you make in accordance with the Change In Insurance Amount provision of this contract. If the Insured, whether sane or insane, dies by suicide after two years from the issue date but within two years of the effective date of an increase in the basic insurance amount, we will pay, as to the increase in amount, no more than the sum of the charges for the increase.

Interest on Death Benefit
Any death benefit described above will be credited with interest. The amount will be the greater of: (1) interest calculated in accordance with applicable laws, and (2) interest calculated from the date of death at a rate declared by Pruco Life.

(VULPAS2002)NJ7

 CHANGE IN BASIC INSURANCE AMOUNT
You may change the basic insurance amount, subject to our approval and all these conditions and the paragraphs that follow:

1. You must ask for the change in a form that meets our needs.
2. The change must be one permitted by our current underwriting rules.
3. The amount of an increase or decrease must be at least equal to the minimum increase or decrease in basic insurance amount shown under Contract Limitations in the contract data pages.
4. The basic insurance amount after a decrease must be at least equal to the minimum basic insurance amount shown under
Contract Limitations in the contract data pages.
5. If we ask you to do so, you must send us the contract to be endorsed.
6. You must prove to us that the Insured is insurable for any increase.
7. The contract must not be in default.
8. We may deny any increase if it would cause the number of segments shown in the Segment Table in the data pages to exceed ninety-nine.
9. We will not permit an increase before the first contract anniversary.
10. You may not decrease the basic insurance amount if any surrender charge on the decrease exceeds the amount in your contract fund less the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

Surrender Charge on Decreases

We may impose a partial surrender charge if you decrease the basic insurance amount. We describe the method we use to determine the partial surrender charge we will deduct from the contract fund below.

If there is only one segment (see Segment Table), we will reduce that segment?s basic insurance amount by the amount of the decrease.  If there is more than one segment, we will decrease the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of all basic insurance segment amounts in effect just before the change.

For any segment incurring a decrease in the basic insurance amount to an amount equal to or greater than the
Surrender Charge Threshold shown in the Segment Table, we will not impose a surrender charge. For any segment incurring a decrease in the basic insurance amount to an amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule Of Surrender
Charges for that segment) by the lesser of this difference and the amount of the decrease and divide by the threshold amount and deduct the result from the contract fund.

We may decline the change if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law.  A change will take effect only if we approve your request for it at our Home Office and will take effect after all of the conditions stated above have been satisfied.  If we approve the change, we will recompute the contract's charges and values in the appropriate tables.  A change in the basic insurance amount may also affect the amount of any extra benefits this contract might have.  We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges and values.  If the Insured is not living on the effective date, the change will not take effect.  We may deduct the administrative charge (shown under
Adjustments to the Contract Fund) for the change.

(VULPAS2002)NJ8

COST OF INSURANCE
On each monthly date, we will deduct a charge for the cost of insurance from the contract fund. To determine the maximum charge for the cost of insurance, we use the following method:

We determine the maximum cost of insurance rate for each currently effective basic insurance segment amount shown in the
Segment Table in the data pages using the maximum monthly rate shown under the Table of Maximum Monthly Insurance Rates for the appropriate rating class. If there is only one basic insurance segment amount currently in effect, we multiply the rate by the net amount at risk (the death benefit minus the contract fund) divided by $1000 to compute the maximum charge for the cost of insurance.

If there are two or more basic insurance segments currently in effect, we first allocate the total net amount at risk (the death benefit minus the contract fund) to each basic insurance segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments currently in effect. We multiply the rate by the allocated net amount at risk divided by $1000 for each basic insurance segment and add the results to determine the total maximum charge for the cost of insurance.

CHANGING THE TYPE OF DEATH BENEFIT

This contract has a Type A or Type B death benefit (see Death Benefit).  You may change the type of death benefit. We will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change. If there is more than one segment (see Segment Table), we will adjust the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments in effect just before the adjustment.

Type A to B
If you are changing from a Type A to a Type B death benefit, we will reduce the basic insurance amount by the contract fund on the date the change takes effect.

Type B to A
If you are changing from a Type B to a Type A death benefit, we will increase the basic insurance amount by the contract fund on the date the change takes effect.

We may deduct from the contract fund the administrative charge shown for changes in the basic insurance amount under
Adjustments to the Contract Fund. If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may deduct from the contract fund a surrender charge for a reduction in the basic insurance amount as described in the Change in Basic
Amount provision.

We will recompute the contract's charges, values and limitations shown in the contract data pages.  The change will take effect on the monthly date that coincides with or next follows the date we receive your request.  We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Your request for a change must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

(VULPAS2002)NJ9

BENEFICIARY
You may designate or change a beneficiary by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request, we will not have to make the payment(s) again. Any beneficiary?s interest is subject to the rights of any assignee we know of.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class
2, and so on.  When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.
2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.
3. Two or more in the same class who have the right to be paid will be paid in equal shares.
4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Before we make a payment, we have the right to decide what proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

PREMIUM PAYMENT

Payment of Premiums
The minimum initial premium shown in the contract data pages is due on or before the contract date.  There is no insurance under this contract until that premium is paid.  We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceed the minimum initial premium.

In order to be effective on the date received, any premium payments must be received by us no later than ninety minutes prior to any announced closing of the New York Stock Exchange. We reserve the right to set other, later cut-off times for financial transactions. If we do so, we will provide notice of these later times to all policyowners.

Subject to the limitations below, additional premiums may be paid at any time during the Insured's lifetime up to attained age 100 as long as the contract is not in default beyond the grace period.  Premiums may be paid at one of our offices or to one of our authorized representatives.  We will give a signed receipt upon request.  The minimum premium we will accept is shown on a contract data page.

We will not accept a premium payment in the following situations:

1. The premium payment would in our opinion cause this contract to fail to qualify as life insurance under applicable tax law.
2. If we receive a premium payment that would cause this contract to become a modified endowment contract, and you have not previously told us in writing that you want a modified endowment contract, we will send you a letter stating whether we will return the excess premium to you or whether the contract will remain a modified endowment contract. We will also explain how you can request that we not follow the automatic option described in the letter.
3. Any premium payment that would cause the death benefit to increase by more than it increases the contract fund will be subject to satisfactory evidence of insurability.

But we will never refuse a premium necessary to keep this contract in force.

(VULPAS2002)NJ10

Invested Premium Amount
The invested premium amount is the portion of each premium you pay that we add to the contract fund.  It is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

Crediting the Initial Premium Payment
If we receive the first premium payment on or before the contract date, we will credit the invested premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the invested premium amount to the contract fund on the payment date.

Allocations
We will allocate 100% of any invested premium into the ProFund VP Money Market investment option until the end of the Right to Cancel Contract period described on the contract jacket. At the end of this period, unless you ask us otherwise, we will re-allocate the amount in the ProFund VP Money Market investment option in accordance with the
Initial Allocation of Invested Premium Amounts shown in the contract data pages.

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages.  You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown on a contract data page.  You may change the allocation for future invested premium amounts at any time if the contract is not in default.  To change your allocation, simply notify us in a form that meets our needs.  The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

CONTRACT FUND

When you make your first premium payment, the invested premium amount, less any charges due on or before that day, becomes your contract fund.  Amounts are added to and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages.  The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default.  The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.

Cash Value
The cash value at any time is the contract fund less any surrender charge. We show the surrender charge for each segment (see Segment Table) in the Schedule of Surrender Charges for that segment. If there are two or more segments, we will add their surrender charges and deduct the total from the contract fund.

Net Cash Value
The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is zero.

Net Amount at Risk
The net amount at risk is used to determine the cost of insurance as described under Adjustments to the Contract
Fund.  It is equal to the death benefit (see Death Benefit) minus the contract fund.

(VULPAS2002)NJ11

DEFAULT

Excess Contract Debt Default
If contract debt ever grows to be equal to or more than the cash value, the contract will have excess contract debt and will be in default.

Cash Value Default
On each monthly date, we will determine the cash value after all deductions shown under Adjustments to the Contract
Fund due on that date have been made.  If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the cash value is zero or less, the contract is in default unless it remains in force under the Death Benefit Guarantee.

Notice of Default
If the contract is in default, we will mail you and any assignee of record a notice stating the amount we will need to keep the contract in force.  That amount will equal a premium that is the lesser of (a) a premium which, after deduction of the charges shown under Adjustments to Premium Payments will result in an invested premium amount equal to three times the monthly deductions from the contract fund shown under Adjustments to the Contract Fund due on the monthly date the contract went into default, plus an amount, if any, to bring the net cash value to zero on the monthly date the contract went into default; and (b) the amount of any premium needed to restore the Death Benefit
Guarantee for a period of three months starting on the monthly date the contract went into default.  We grant a
61-day grace period from the date we mail the notice to pay this amount.  The contract will remain in force during this period.  If that amount is not paid to us or postmarked by the end of the 61-day grace period, the contract will end and have no value.

DEATH BENEFIT GUARANTEE

On each monthly date during the Death Benefit Guarantee period shown under the Table of Death Benefit Guarantee
Values, and while the contract is in force, we will:

1. Accumulate premium payments at 4% annual interest; and

2. Accumulate any withdrawal amounts at 4% annual interest.

We then subtract amount 2 from amount 1 and compare the result to the values shown in or derived from the Table of
Death Benefit Guarantee Values for such monthly date.  If the result is equal to or greater than the appropriate value and the contract has no excess contract debt,  the contract will remain in force until the next monthly date.
If the result is less than the appropriate value and any of the events described under Default have occurred, the contract is in default as described under Default.

The Table of Death Benefit Guarantee Values shows such values on contract anniversaries. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

(VULPAS2002)NJ12

REINSTATEMENT

If this contract ends without value, as described under Default, you may reinstate it. The following conditions must be satisfied:

1. The contract must not have been in default for more than 5 years.

2. You must prove to us that the Insured is insurable for the contract.

3. You must pay us a charge equal to:  (a)an amount, if any, required to bring the cash value to zero on the date the contract went into default, plus (b)the deductions from the contract fund during the grace period following the date of default as shown under Adjustments to the Contract Fund, plus (c)a premium that will be sufficient after the deductions shown under Adjustments to Premium Payments to cover three monthly dates starting on the date of reinstatement.

4. Any contract debt (with interest to date at the rate(s) we set for loans as we state under Loans) must be restored or paid back.  If that debt with interest would exceed the loan value of the reinstated contract, the excess must be paid to us before reinstatement.

If we approve the reinstatement, these statements apply.  All conditions, exclusions, exceptions and other provisions of the contract will remain in effect including the surrender charge shown in the Schedule of Surrender
Charges. The date of reinstatement will be the beginning of the contract month that coincides with or next follows the date we approve your request.  We will deduct all required charges described under items 3(a) and 3(b) above from your payment and put the balance in your contract fund.  The contract fund immediately after reinstatement will be equal to the remainder plus the contract fund immediately before reinstatement. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.

Payment of the amount needed to reinstate this contract will not reinstate the death benefit guarantee. If the date of reinstatement occurs within the Death Benefit Guarantee period shown under the Table of Death Benefit Guarantee
Values, reinstatement of the death benefit guarantee is subject to the payment of sufficient premiums to bring the premiums accumulated at 4% annual interest less withdrawals accumulated at 4% annual interest up to the applicable amount shown in the Table of Death Benefit Guarantee Values.

If the contract is reinstated within two years from the issue date, the contract will remain contestable (see
Incontestability) for statements and information contained in the application for the contract, and subject to the suicide provision (see Suicide Exclusion) until it has been inforce during the Insured's lifetime for two years from the issue date.  Additionally, the contract will be contestable until it has been inforce during the Insured's lifetime for two years from the date of reinstatement for statements and information contained in the application for reinstatement. We may require you to return the contract so we may attach the reinstatement application.

(VULPAS2002)NJ13

SEPARATE ACCOUNT
Separate Account
The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one.  We list the separate account(s) available to you in the contract data pages.  We may establish additional separate accounts.  We will notify you within one year if we do so.

Variable Investment Options
A separate account may offer one or more variable investment options.  We list them in the contract data pages.  We may establish additional variable investment options.  We will notify you within one year if we do so.  We may also eliminate existing variable investment options, but only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option.  This is without regard to income, gains, or losses in other variable investment options.

Separate Account Investments
We may invest the assets of different separate accounts in different ways.  But we will do so only with the consent of the
SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.  A fee will be paid to an investment advisor.

The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the separate account arising under the variable life insurance policies supported by the separate account.

We will determine the value of the assets in each separate account registered with the SEC under the Investment Company Act of 1940 and any variable investment option on each day the New York Stock Exchange is open for business.

(VULPAS2002)NJ14

TRANSFERS
You have the right to transfer amounts into or out of variable investment options without charge if the contract is not in default.

We may restrict the number of transfers in any contract year in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners.

To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive and accept your notice at our Home Office.

In order to be effective on the date received, any transfer requests must be received by us no later than ninety minutes prior to any announced closing of the New York Stock Exchange. We reserve the right to set other, later cut-off times for financial transactions. If we do so, we will provide notice of these later times to all policyowners.

SURRENDER
You may surrender this contract for its net cash value (see Contract Fund).  To do so, you must ask us in a form that meets our needs.  We may require you to send us the contract.

In order to be effective on the date received, any surrender must be received by us no later than ninety minutes prior to any announced closing of the New York Stock Exchange. We reserve the right to set other, later cut-off times for financial transactions. If we do so, we will provide notice of these later times to all policyowners.

We will usually pay any net cash value within seven days after we receive your request and the contract at our Home
Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if:
(1)the New York Stock Exchange is closed; or (2)the SEC requires that trading be restricted or declares an emergency. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

SMOKING RECLASSIFICATION
We show the smoker status under Rating Class in the contract data pages. We may consider a reclassification from a smoker to non-smoker status at any time after the first contract year if an Insured has not smoked and/or used tobacco products for a period of at least twelve months. You must prove to us that an Insured qualifies for the reclassification based upon our general underwriting rules in effect at the time of reclassification. These rules may involve criteria other than smoking and/or tobacco use and may involve a definition of smoker and/or tobacco use different from that on the contract date. You may request a reclassification at our home office or by contacting an authorized representative.

As a result of a reclassification from smoker to non-smoker status, the monthly charges shown under Adjustments to
the Contract Fund will stay the same or be lowered.   Surrender Charges will not change.  Death Benefit Guarantee
Values will stay the same or be lowered for most issue ages.  For certain high issue ages, Death Benefit Guarantee
Values may be increased for some durations depending on the insured's age, sex, and rating class.  The charges shown under Adjustments to Premium Payments will not change as a result of a reclassification.  For certain high issue ages, the current charge for sales expenses may increase, but it will not be greater than the guaranteed charge shown under the Adjustments to Premium Payments.

We will not contest a reclassification after two years from its effective date. A contest may only be made if the application for reclassification is made part of the contract.  A contest is limited to the amount of insurance attributable to the reduction in the charge for the cost of insurance for such reclassification on the monthly date on or immediately following the effective date of reclassification.

(VULPAS2002)NJ15

WITHDRAWALS
You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

1. You must ask for the withdrawal in a form that meets our needs.
2. The net cash value after withdrawal may not be less than or equal to zero after deducting (a)the deduction associated with the withdrawal shown under Adjustments to the Contract Fund and (b)an amount that will be sufficient to cover the contract fund deductions for two monthly dates following the date of withdrawal.
3. You may not withdraw less than the minimum amount shown under Contract Limitations.
4. The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

We will take any withdrawals proportionately from all investment options that apply to the contract unless you ask us otherwise and we agree.

In order to be effective on the date received, any withdrawal must be received by us no later than ninety minutes prior to any announced closing of the New York Stock Exchange. We reserve the right to set other, later cut-off times for financial transactions. If we do so, we will provide notice of these later times to all policyowners.

Effect on Contract Fund
We will reduce your contract fund on the date we approve your request by the withdrawal amount and the charges listed under Adjustments to the Contract Fund.  Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative charge as stated under Adjustments to the Contract Fund.

Effect on Basic Insurance Amount
If you have a Type B death benefit, withdrawals will not affect the basic insurance amount.

If you have a Type A death benefit and the withdrawal would cause the net amount at risk (see Contract Fund) to increase, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase.
The reduction in the basic insurance amount will never be more than the withdrawal amount.  If we reduce the basic insurance amount, we will recompute the contract?s charges, values and limitations.  We will send you new contract data pages showing these changes. We will also deduct a surrender charge from the contract fund as described in the
Change in Basic Insurance Amount provision.

We will usually pay any withdrawal amount within seven days after we receive your request and the contract at our
Home Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if:
(1)the New York Stock Exchange is closed; or (2)the SEC requires that trading be restricted or declares an emergency. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

(VULPAS2002)NJ16

LOANS
Subject to the minimum loan requirement and the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.

In order to be effective on the date received, loan requests must be received by us no later than ninety minutes prior to any announced closing of the New York Stock Exchange. We reserve the right to set other, later cut-off times for financial transactions. If we do so, we will provide notice of these later times to all policyowners.

Loan Value
If the contract is not in default, the loan value at any time is equal to 90% of the cash value.

If the contract is in default, it has no loan value.

Contract Debt
Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Requirements
For us to approve a loan, the following requirements must be met:  you must assign this contract to us as sole security for the loan; the Insured must be living; and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Interest Charge
We will charge interest daily on any loan.  Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first.  If interest is not paid when due, it becomes part of the loan.  Then we start to charge interest on it, too.  Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

Preferred Loans
Unless you ask us otherwise, a portion of the amount you may borrow on or after the 10th contract anniversary will be considered a Preferred Loan up to an amount equal to the maximum preferred loan amount described below.  Preferred Loans are charged interest at an effective annual rate shown under Preferred Loan Interest Rate in the contract data pages.  Loan repayments are applied first to reduce non-preferred loans.

Maximum Preferred Loan Amount
The maximum preferred loan amount available starting on the 10th contract anniversary is (A) minus (B), where (A) is the current loan value less any existing contract debt, and (B) is the total premiums paid less total withdrawals, if any.  If
(B) is less than zero, we will consider it to be zero.

Effect on Contract Fund
When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at an effective rate of 4% a year.
We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise.

On each monthly date, if there is a contract loan outstanding at any time during the previous month, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date.
When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options by the amount of that repayment. To do this, we will use your investment allocation for future premium payments on file as of the loan payment date. We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate of
4% a year by the amount of loan you repay.

We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.  We reserve the right to change the manner in which we allocate loan repayments.  If we make such a change, we will do so for all contracts like this one.  We will send you notice of any change.

(VULPAS2002)NJ17

GENERAL PROVISIONS

Annual Report
Once each contract year we will send you a report.  It will show:  the current death benefit; the amount of the contract fund in each investment option; the net cash value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report.  The report may also show any other data that may be required where this contract is delivered.

Payment of Death Claim
If we settle this contract as a death claim, we will pay the proceeds within sixty days after we receive at our Home
Office due proof of the Insured?s death and proof of the interest of the claimant.  But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option if:  (1)the New York
Stock Exchange is closed; or (2)the SEC requires that trading be restricted or declares an emergency.

Currency
Any money we pay, or that is paid to us, must be in United States currency.  Any amount we owe will be payable at our Corporate Office.

Misstatement ofAge or Sex
If the Insured's stated age or sex or both are not correct, we will change the death benefit to what the most recent monthly charge for the cost of insurance would have provided at the Insured's correct age and sex. Future deductions from the contract fund will be adjusted to reflect the corrected age and/or sex.

Assignment
We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office.  We are not obliged to see that an assignment is valid or sufficient.  This contract may not be assigned to any employee benefit plan or program without our consent.  This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

Factors Subject To Change
Charges for taxes, sales expenses, administrative expenses, cost of insurance, mortality and expense risks and administrative charges may change from time to time, subject to the maximums shown in the contract data pages.  In deciding whether to change any of these, we will, at least every five years but not more often than once each year, consider future expectations for mortality, persistency, expenses, taxes, loan utilization (only to the extent it directly affects investment returns) and interest and/or investment experience to see if a change in our assumptions is needed.  Charges for taxes attributable to premiums will be set at one rate for all contracts like this one.
Changes in other factors will be by class.  All changes will be determined only prospectively; that is, we will not recoup prior losses or distribute prior gains by means of these changes.

Non-Participating
This contract will not share in our profits or surplus earnings.  We will pay no dividends on it.

Applicable Tax Law
This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under
Section 7702 of the Internal Revenue Code of 1986 (as amended). We will, however, decline a request to decrease the basic insurance amount, to change the type of death benefit or to make a withdrawal from this contract to the extent necessary to continue to qualify this contract as life insurance. We will also change or make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance. Finally, we reserve the right to take whatever action is necessary to prevent the contract from becoming a modified endowment contract under Section 7702A of the Internal Revenue Code of 1986, as amended, unless you have otherwise indicated to us in writing that you want a modified endowment contract.

Age 100
We discontinue the monthly charges from the contract fund on the contract anniversary when the Insured?s attained age is 100. You may continue the insurance amount and the contract fund described in the contract with no further premiums.

(VULPAS2002)NJ18

BASIS OF COMPUTATION

Mortality Basis and Interest Rate
We compute maximum monthly insurance rates using:

1. for issue ages 15 and above the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables
without Ten Year Select Factors (for issue ages less than 15, we will use the Commissioners 1980 Standard Ordinary
Composite Mortality Table without Ten Year Select Factors through attained age 14 and the Commissioners 1980
Standard Ordinary Nonsmoker Mortality Table without Ten Year Select Factors thereafter);

2. the issue age, sex, smoker and non-smoker status, and rating class of the Insured and the length of time since the contract date;

3. age last birthday; and

4. an effective interest rate of 4% a year.

Minimum Legal Values
The cash surrender values provided by this contract are at least as large as those set by law where it is delivered.  Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

(VULPAS2002)19

SETTLEMENT OPTIONS

Options Described
You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

Option 1 (Instalments for a Fixed Period)
We will make equal payments for up to 25 years.  The Option 1 Table shows the minimum amounts we will pay.

Option 2 (Life Income)
We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for 120 months.  The Option 2 Table shows the minimum amounts we will pay.  But, we must have proof of the date of birth of the person on whose life the settlement is based.

Option 3 (Interest Payment)
We will hold an amount at interest.  We will pay the interest annually, semi-annually, quarterly, or monthly.

Option 4 (Instalments of a Fixed Amount)
We will make equal annual, semi-annual, quarterly, or monthly payments for as long as the available proceeds provide.

Option 5 (Non-Participating Income)
We will make payments like those of any annuity we then regularly issue that: (1)is based on United States currency;
(2)is bought by a single sum; (3)does not provide for dividends; and (4)does not normally provide for deferral of the first payment.  Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date.  If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based.  Option 5 cannot be chosen more than 30 days before the due date of the first payment.

Interest Rate
Payments under Options 1, 3 and 4 will be calculated assuming an effective interest rate of at least 3% a year. We may include more interest.

(VULPAS2002)20

SETTLEMENT OPTIONS TABLES

OPTION 1 TABLE                                       OPTION 2 TABLE

--------------------------------     ------------------------------------------------------------------------------
-------------------------------
MINIMAL AMOUNT OF                             MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 THE FIRST
MONTHLY PAYMENT FOR                                               PAYABLE IMMEDIATELY
EACH $1,000 THE FIRST
PAYABLE IMMEDIATELY
--------------------------------     ------------------------------------------------------------------------------
---------------- ---------------     ------------ ------------------------- ------------ --------------------------

Number of Years     Monthly           AGE LAST                               AGE LAST
                    Payment           BIRTHDAY        Male      Female       BIRTHDAY        Male         Femal
---------------- ---------------     ------------ ------------------------- ------------ --------------------------
----------------                     ------------ ------------ ------------ ------------ ------------- ------------

       1             $84.47               5          $2.72        $2.68         48          $3.72         $3.51
       2              42.86           and under                                 49           3.77         3.56
       3              28.99               6          2.73         2.69          50           3.83         3.61
       4              22.06               7          2.74         2.69          51           3.88         3.66
       5              17.91               8          2.75         2.70          52           3.95         3.71
       6              15.14               9          2.76         2.71          53           4.01         3.76
       7              13.16              10          2.77         2.72          54           4.08         3.82
       8              11.68              11          2.78         2.73          55           4.15         3.88
       9              10.53              12          2.79         2.74          56           4.22         3.94
      10               9.61              13          2.80         2.75          57           4.30         4.01
      11               8.86              14          2.82         2.76          58           4.38         4.08
      12               8.24              15          2.83         2.77          59           4.47         4.16
      13               7.71              16          2.84         2.78          60           4.56         4.24
      14               7.26              17          2.85         2.79          61           4.66         4.32
      15               6.87              18          2.87         2.80          62           4.76         4.41
      16               6.53              19          2.88         2.81          63           4.87         4.50
      17               6.23              20          2.89         2.83          64           4.98         4.60
      18               5.96              21          2.91         2.84          65           5.10         4.71
      19               5.73              22          2.93         2.85          66           5.23         4.82
      20               5.51              23          2.94         2.87          67           5.36         4.94
      21               5.32              24          2.96         2.88          68           5.49         5.06
      22               5.15              25          2.98         2.90          69           5.64         5.19
      23               4.99              26          3.00         2.91          70           5.78         5.33
      24               4.84              27          3.01         2.93          71           5.94         5.48
      25               4.71              28          3.03         2.94          72           6.10         5.63
                                         29          3.06         2.96          73           6.26         5.79
                                         30          3.08         2.98          74           6.43         5.96
                                         31          3.10         3.00          75           6.60         6.14
                                         32          3.13         3.02          76           6.78         6.33
                                         33          3.15         3.04          77           6.95         6.52
                                         34          3.18         3.07          78           7.13         6.71
                                         35          3.21         3.09          79           7.31         6.92
                                         36          3.23         3.11          80           7.49         7.12
                                         37          3.27         3.14          81           7.67         7.33
                                         38          3.30         3.16          82           7.85         7.53
                                         39          3.33         3.19          83           8.02         7.73
                                         40          3.37         3.22          84           8.18         7.93
                                         41          3.40         3.25          85           8.33         8.12
                                         42          3.44         3.29          86           8.48         8.29
                                         43          3.48         3.32          87           8.62         8.46
                                         44          3.53         3.35          88           8.75         8.61
                                         45          3.57         3.39          89           8.87         8.75
                                         47          3.62         3.43          90           8.98         8.88
                                         47          3.67         3.47       and over
---------------- ---------------     ------------ ------------ ------------ ------------ ------------- ------------
--------------------------------     ------------ ------------ ------------ ------------ ------------- ------------
  Multiply the monthly amount
    By 2.993 for quarterly,
   5.963 for semi-annual or
      11.839 for annual.
--------------------------------     ------------ ------------ ------------ ------------ ------------- ------------

(VULPAS2002)21

ENDORSEMENTS
(Only we can endorse this contract.)

Flexible Premium Variable Universal Life Insurance Policy. Insurance payable only upon death.  Cash values reflect premium payments, investment results, and charges. Non-participating.

VULPAS2002 22